Exhibit h(1)
THE DIVERSIFIED INVESTORS FUNDS GROUP II
ADMINISTRATIVE SERVICES AGREEMENT
     This Agreement is entered into as of November 1, 2007 by The Diversified Investors Funds Group II (the “Fund”), a Massachusetts business trust, and Transamerica Fund Services, Inc. (“TFS”), a Florida corporation.
     WHEREAS, the Fund is a diversified, open-end management investment company consisting of separate series or investment portfolios (the “Portfolios” or “Portfolio”);
     WHEREAS, TFS is an administrative services company located at 570 Carillon Parkway, St. Petersburg, Florida, 33716, and is a wholly-owned subsidiary of Western Reserve Life Assurance Co. of Ohio;
     WHEREAS, the Fund seeks to engage TFS to furnish the Fund with administrative services to assist the Fund in carrying out certain of its functions and operations;
     WHEREAS, TFS desires to provide administrative services to the Fund, in accordance with the terms of this Agreement; and
     WHEREAS, it is the purpose of this Agreement to express the mutual agreement of the parties hereto with respect to the services to be provided by TFS to the Fund and the terms and conditions under which such services will be rendered;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
1.	Administrative Services Provided. TFS shall provide supervisory and administrative services to each Portfolio of the Fund. Subject to the overall supervision of the Board of Trustees of the Fund, TFS shall furnish to each Portfolio:
•	The services of personnel to supervise and perform all administrative, clerical, recordkeeping and bookkeeping services of the Fund;

•	To the extent agreed upon by the parties hereto from time to time, monitor and verify State Street Bank and Trust Company’s daily calculation of net asset values;

•	Preparation and filing of all returns and reports in connection with federal, state and local taxes;

•	Shareholder relations functions, including preparation of notices to shareholders;

•	Regulatory reporting and compliance, including preparation of any required amendments, supplements or renewals of registration statements, qualifications or prospectuses under the Securities Act of 1933 and the securities laws of any states or territories subsequent to the effectiveness of the initial registration statement under the Securities Act of 1933;

•	All other matters relating to the operation of the Portfolios, other than investment management and distribution functions;

•	Supervise and coordinate the Fund’s custodian and its dividend disbursing agent and monitor their service to each Portfolio;

•	Assist each Portfolio in preparing reports to shareholders;

•	Act as liaison with the Fund’s independent public accountants and provide, upon request, account analyses, fiscal year summaries and other audit-related schedules;

•	Preparation of agendas and supporting documents for and minutes of meetings of Trustees and committees of Trustees;

•	Provide office space, telephones and other office equipment as necessary in order for TFS to perform administrative services to the Fund and described herein; and

•	Provide such other administrative services as TFS and the Fund shall agree from time to time.
2.	Obligations of Each Portfolio of the Fund. Each Portfolio shall have the following obligations under this Agreement:
(a)	Each Portfolio shall provide TFS with access to all information, documents and records of and about each Portfolio that are necessary for TFS to carry out the performance of its duties under this Agreement;

(b)	Each Portfolio shall furnish TFS with a certified copy of any financial statement or report prepared for any Portfolio by certified or independent public accountants, and with copies of any financial statements or reports made by such Portfolio to its shareholders or to any governmental body or securities exchange; and
3.	Allocation of Costs and Expenses.
(a)	The Fund shall bear all expenses not expressly assumed by TFS incurred in the operation of the Fund and the offering of its shares. Without limiting the foregoing, the Fund shall bear compensation of Trustees not affiliated with TFS; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Fund; fees and expenses of the Fund’s independent auditors, of legal counsel and of any custodian, distributor, shareholder servicing agent, registrar or dividend disbursing agent of the Fund; expenses of distributing and redeeming share of the Fund and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses and statements of additional information, reports, notices, proxy statements and reports to shareholders and governmental officers and commissions; expenses of preparing and mailing agendas and supporting documents for meetings of Trustees and committees of Trustees; expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the Fund’s custodian for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Fund; expenses of shareholder meetings; and expenses relating to the issuance, registration and qualification shares of the Trust. To the extent TFS bears any of the foregoing expenses, the Fund will reimburse TFS for such expenses.

(b)	TFS shall pay all expenses incurred by it in the performance of its duties under this Agreement. Without limiting the foregoing, TFS shall pay the entire salaries and wages of all the Fund’s Trustees, officers and agents who are affiliated with TFS, and the wages and salaries of such persons shall not be deemed to be expenses incurred by the Fund for purposes of Section 3(a).
4.	Compensation of TFS. As compensation for the services performed by TFS, each Portfolio shall pay TFS, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth opposite the Portfolio’s name on Schedule A annexed hereto,

5.	Investment Company Act Compliance. In performing services hereunder, TFS shall at all times comply with applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”) and any other federal or state securities laws. In addition, and without limiting the foregoing, this Agreement is subject to the 1940 Act and rules thereunder; to the extent that any provision of this Agreement would require a party to take any action prohibited by the 1940 Act and rules thereunder, or would preclude an party from taking any action required by the 1940 Act and rules thereunder, then it is the intention of the parties hereto that such provision shall be enforced only to the extent permitted under the 1940 Act and rules thereunder; and that all other provisions of this Agreement shall remain valid and enforceable as if the provision at issue had never been a part hereof.

6.	Records. TFS recognizes and agrees that, pursuant to Rule 31a-3 under the 1940 Act, records required to be maintained by the Fund pursuant to Rule 31a-1 and/or Rule 31a-2 under the 1940 Act that are maintained by TFS, for and on behalf of the Fund, are the property of the Fund; shall be maintained, updated, preserved, and made available in accordance with the 1940 Act and rules thereunder; and will be surrendered promptly to the Fund upon request.

7.	Term and Termination.
(a)	This Agreement shall continue in effect until terminated pursuant to provisions hereof.

(b)	This Agreement may be terminated at any time, without penalty, by the Fund by giving 60 days’ written notice of such termination to TFS at its principal place of business; or may be terminated at any time by TFS by giving 60 days’ written notice of such termination to the Fund at its principal place of business.
8.	Amendments. This Agreement may be amended only by written instrument signed by the parties hereto.

9.	Prior Agreements. This Agreement supercedes all prior written agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE DIVERSIFIED INVESTORS FUNDS GROUP II

By:	/s/Dennis P. Gallagher
Name:	Dennis P. Gallagher
Title:	Vice President, General Counsel and Secretary

TRANSAMERICA FUND SERVICES, INC.

By:	/s/Brenda L. Smith
Name:	Brenda L. Smith
Title:	Senior Vice President

Schedule A

Portfolio	Administrative Fee
Diversified Institutional Money Market Fund	0.05%
Diversified Institutional High Quality Bond Fund	0.05%
Diversified Institutional Inflation-Protected Securities Fund	0.05%
Diversified Institutional Core Bond Fund	0.05%
Diversified Institutional Total Return Bond Fund	0.05%
Diversified Institutional High Yield Bond Fund	0.05%
Diversified Institutional Balanced Fund	0.05%
Diversified Institutional Value & Income Fund	0.05%
Diversified Institutional Value Fund	0.05%
Diversified Institutional Stock Index Fund	* %
Diversified Institutional Growth & Income Fund	0.05%
Diversified Institutional Equity Growth Fund	0.05%
Diversified Institutional Aggressive Equity Fund	0.05%
Diversified Institutional Mid-Cap Value Fund	0.05%
Diversified Institutional Mid-Cap Growth Fund	0.05%
Diversified Institutional Small-Cap Value Fund	0.05%
Diversified Institutional Special Equity Fund	0.05%
Diversified Institutional Small-Cap Growth Fund	0.05%
Diversified Institutional International Equity Fund	0.05%
Short Horizon Strategic Allocation Fund	* *
Short/Intermediate Horizon Strategic Allocation Fund	* *
Intermediate Horizon Strategic Allocation Fund	* *
Intermediate/Long Horizon Strategic Allocation Fund	* *
Long Horizon Strategic Allocation Fund	* *

*	The Diversified Institutional Stock Index Fund pays a fee pursuant to an advisory contract with Transamerica Fund Advisors, Inc. which includes the provision of administrative services. No separate amounts are payable to TFS hereunder.

**	Each Strategic Allocation Fund bears the administrative fees of the underlying funds in which it invests and no separate administrative fees are payable to TFS under this agreement.